ALTRON MANUFACTURING AGREEMENT

This agreement is effective as of 8-28-96, between Altron, Inc. (The Seller) having its principle place of business at 6700 Industry Avenue N.W., Anoka, MN and RSI Systems, Inc., One Corporate Plaza 7400 Metro Blvd. Suite 475, Edina, MN (The Buyer).

I. SCOPE OF AGREEMENT

Seller shall sell and Buyer may order and purchase under the terms and conditions of this agreement for the products listed below. For purposes of this agreement, "product" shall mean and be limited to those parts or components that are manufactured for Buyer by Seller as listed below and any mutually agreed modifications to those previously defined parts or components. This agreement prevails over any additional, conflicting or inconsistent terms and conditions appearing on any standard quotation, purchase order, acknowledgment, invoice or other form used by the parties in connection with this agreement.

   Part Number                                  Part Description
Complete Assembly                           ERIS Video Conferencing Unit


II. TERMS OF PURCHASE

The Buyer's purchase orders and any other specially negotiated terms and conditions set forth on the purchase order shall govern each purchase transaction.

A. Buyer will place purchase orders consistent in prices and delivery per the quotation referencing the parts or components in consideration within the confines if this agreement. Seller will acknowledge all purchase orders within 15 days of Seller's receipt of Buyer's order. Sellers acknowledgment will confirm all prices, terms and specify a delivery date.

B. Buyer may at any time request that delivery of a product be rescheduled to a date earlier than the originally scheduled date. Seller shall use all reasonable efforts to accommodate such requests without charge to buyer unless Seller incurs additional costs directly related to the rescheduling activity.

C. If possible, Buyer will provide Seller with a forecast of the quantities of products that the Buyer anticipates purchasing during the term of the agreement. This forecast shall be non binding and utilized for planning purposes only. Seller will not be obligated to purchase raw material based on this forecast unless excess quantities are purchased due to minimum purchase quantities or packaging designs that require that specific quantities must be purchased.

D. Seller will purchase for incorporation into the product components that are custom to Buyer's technical applications. Seller and Buyer will agree to meet to discuss custom components lead times and liability. Any agreements arising from these discussions shall be documented in writing and signed by both parties. Unless otherwise specifically agreed upon, the terms regarding the purchase of custom components contained herein shall apply. Buyer will also assume fiscal responsibility for all remaining material resulting from design changes, part obsolesce and/or order cancellation.

III.     PRICING

A. Seller warrants that all prices are comparable to those prices offered to Seller's other customers for similar products in like quantities. The prices applicable to purchase orders placed under this agreement are specified in each quotation referencing the products described in section "T" of this agreement.

B. Pricing can be reviewed during the times of a revision, significant quantity change and/or on a scheduled quarterly basis. At the time of one of these events the Seller and Buyer will discuss any changes in materials or processes that may warrant price adjustments. If a price adjustment is mutually agreed upon, the Seller will provide the Buyer with a new quotation including the new price with an effective date being established and agreed upon.

IV. PACKAGING

A. Seller shall package all products in accordance with Buyer packaging specifications.

B.  Deliveries will be made as specified below:
              FOB:   Altron dock

V.  DELIVERY TITLE AND RISK OF LOSS

A. The Seller will make shipments by UPS or Federal Express with delivery charges FOB Seller's dock.

B. All of the Buyers materials are insured while in transit in our vehicle and while in our facility.

C. Seller will notify the Buyer as soon as the Seller is aware that the scheduled delivery date cannot be met.

VI. QUALITY ASSURANCE AND ACCEPTANCE

A. Supplier will strive to achieve a 95% or better first pass yield through Buyer's production processes and ensure the products are not defective in material and conform to Buyer's specifications.

B. Seller will manufacture all material to a workmanship standard defined and agreed upon by the Buyer and Seller. The workmanship standard for this material is: ANSI/IPC.

C. Any product which the Buyer reasonably determines does not conform to, or is defective may be rejected back to the Seller for repair or replacement provided the Buyer notifies the Seller of the rejection and the reasons for rejection.

D.  Payment of invoice does not constitute acceptance of a product.

E. Seller shall be responsible for all workmanship problems caused be the Seller only if Seller is notified prior to any corrective action taken by the Buyer.

F. On a monthly basis, Seller and Buyer shall meet to review Mutual performance metrics, including but not limited to product assembly quality, on time delivery and component quality.

VII.     ENGINEERING CHANGES

A. Buyer may make and Seller shall incorporate engineering changes or other modifications to products. Any such changes affecting costs and production schedules shall be negotiated by Buyer and Seller prior to implementation.

B. Any excess materials generated as a result of engineering change orders will be the liability of Buyer.

VIII.    WARRANTY

The Seller represents and warrants that on the date of shipment to the Buyer, it will convey good title and the assemblies will be free from defects in material and workmanship for fifteen (15) months from packing slip date, or twelve (12) months from date Buyer ships to customers, whichever comes first. This warranty is void if assemblies have been subject to abuse, accident, alteration, neglect, unauthorized repair, or any act not considered proper operation.

Additionally, the Seller will pass through any third party supplier warranty of a product part, material or component that is used in the turnkey manufacture of the Buyer's product.

IX.   TOOLING AND TEST EQUIPMENT

A. Seller expressly agrees that all tools identified below are the property and assets of buyer. Seller shall not assign, lease, license, pledge, loan mortgage or otherwise part with possession or the right to posses tools. Seller shall allow no claims, encumbrances or liens with respect to tools and shall not state or imply to any third party that Seller is the owner of tools.

B. Seller shall, to Buyer's reasonable satisfaction, provide storage, security and maintenance services and facilities necessary to keep all tools secured and in good working order.

C. Seller shall use tools for the sole purpose of producing products to be sold by Seller to Buyer. Seller agrees not to use tools for any other purpose.

D. Buyer may at any time inspect tools and Seller's facilities to assure Buyer of Seller's compliance with these provisions.

X.  PROPERTY RIGHTS

Product designs and specifications are the sole and exclusive property of Buyer. Except as specifically set forth in this agreement Seller has no rights with respect to product designs and specifications. This clause shall survive any termination or expiration of this agreement.

XI. TAXES

Unless Buyer furnishes a valid exemption certificate, Buyer will bear all sales and use properly imposed by federal, state, municipal or other local authorities in respect to purchases under this agreement.

XII.  EXCLUSIVITY

Seller represents and warrants that it shall not provide the products covered by this agreement to any third party. This clause shall survive any termination or expiration of this agreement.

XIII.  CONFIDENTIAL INFORMATION

During the performance of its obligations under this agreement, Seller and its employees may have access to information which is considered confidential or trade secret by Buyer. Details of confidentiality will be covered by the Buyer's Confidential Information Agreement.

Seller shall not disclose to any third party any pricing or product information relating to this agreement. Seller shall not publicize or otherwise make known to any third party any information relating to this agreement without prior written consent of Buyer.

XX.    TERMINATION

A. Either party may terminate this agreement upon 30 days written notice if the other party fails to comply with any material term of this agreement. The party not in compliance will have 30 days to cure any failure and avoid termination. The party not in compliance will provide written proof of corrective action. Upon termination, the obligations of the parties will cease except for Seller's obligation to deliver products ordered by Buyer prior to the termination and still required by Buyer and Buyer' s obligation to pay for all products accepted under this agreement.

B. Buyer may terminate this agreement upon 30 days written notice. Upon such termination, Buyer shall remain liable for Seller's burdened material costs for products ordered, work in progress, excess material resulting from packaging constraints and or engineering changes. Seller shall provide Buyer with documentation of and an invoice for such costs. Buyer shall pay such invoice within 30 days of receipt. Payment of such invoice shall be Buyer's sole liability upon termination of this agreement.

Upon termination of this agreement, the obligations of the parties shall cease except for:

    i. Seller's obligation to deliver products ordered by Buyer prior to the termination, and

    ii. Buyer's obligation to pay for all products accepted under the agreement.

XXI.   COMPLIANCE WITH LAWS AND REGULATIONS

Seller will comply with all applicable federal, state and local laws, rules and regulations.

XXII.  GENERAL PROVISIONS

A. This document and its exhibits contain the entire agreement between the parties relating to the subject matter contained herein. All prior or contemporaneous agreement, written or oral, between the parties regarding the products and services are superseded by this agreement. This agreement may not be modified except by written document signed by an authorized representative of each party.

B. Product pricing, lead-times, and other unique and product specific related criteria will be governed by a purchase order referencing specific assemblies or assembly characteristics.

C. Neither part shall be liable for delays or defaults due to fire, windstorm, riot, act of God, act of the public enemy, or, except for defaults or delay by subcontractors other similar unforeseeable cause beyond the reasonable control and without the fault of negligence of the party incurring such delay. Seller will notify Buyer in writing of the existence of such cause within five days after the commencement of the delay or default.


Seller: Altron Inc.                                  Buyer: RSI Inc.
By: /s/ Alan C. Phillips                             By: /s/ Donald C. Lies
Name: Alan C. Phillips                               Name: Donald C. Lies
Title: President                                     Title: President
Date: 8-29-96                                        Date: 9-10-96